Exhibit 99.1

Press Release #201426	FOR IMMEDIATE RELEASE	April 17, 2014

Enertopia Corporate Update

Vancouver, BC—Enertopia Corporation (ENRT) on the OTCBB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce it continues to get strong option and warrant conversion interest.

Enertopia is also pleased to announce that 651,045 warrants have been exercised raising $110,209 and a further 50,000 options have been exercised for $7,500 for total consideration of $117,709 in net proceeds.

MMJ Projects update, World of Marihuana is awaiting the Health Canada site visit, as soon as the exact date is known, Enertopia will provide this information to the market place. The Green Canvas Ltd. is rapidly moving forward with their site renovations and the phase one build out for production space has been increased from 6,400 square feet to 14,000 square feet. The total phase one build out for the production, vegging, safe, lab, and shipping rooms will be 29,000 square feet.

"These are exciting times for Enertopia and we look forward to further updates shortly with exceptional opportunities for our company in the Medical Marihuana Business sector. Stated President / CEO Robert McAllister

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Dale Paruk, President, Coal Harbor Communications Ltd. at 1.604.662.4505

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, evaluation of clean energy projects, Oil & Gas Projects, Medical Marihuana Projects for participation and/or financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. There is no assurance that the Company will be successful in completing any anticipated financing and or its joint Venture partners will receive their Health Canada license under the new regulations.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release